UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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S & K Famous Brands, Inc.

(Name of Registrant as Specified In Its Charter)

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S & K Famous Brands, Inc. P.O. Box 31800 Richmond, Virginia 23294-1800 Notice of Annual Meeting of Shareholders to be held May 20, 2004

To the Shareholders of

S & K Famous Brands, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S & K Famous Brands, Inc. (the “Company”) will be held at the Hilton Garden Inn Richmond Innsbrook located at 4050 Cox Road, Glen Allen, Virginia, at 10:00 a.m., E.D.T., on Thursday, May 20, 2004, for the following purposes:

1.	To elect nine (9) directors to serve for the ensuing year.

2.	To re-approve certain components of the S&K Famous Brands, Inc. 1999 Stock Incentive Plan.

3.	To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company for the current year.

4.	To transact such other business as may come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 7, 2004, as the record date for the determination of shareholders entitled to notice and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors,

Robert E. Knowles

Secretary

April 12, 2004

PLEASE FILL IN, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

S & K FAMOUS BRANDS, INC.

P.O. BOX 31800

RICHMOND, VIRGINIA 23294-1800

PROXY STATEMENT

Annual Meeting of Shareholders

to be held May 20, 2004

The enclosed proxy is solicited on behalf of the Board of Directors of S & K Famous Brands, Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company, to be held May 20, 2004, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and related form of proxy are first being mailed to the shareholders of the Company on or about April 12, 2004.

The close of business on April 7, 2004, has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the meeting. As of the close of business on that date, there were 2,497,511 shares of Common Stock, par value $.50 per share, of the Company (“Common Stock”) outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

Proxies may be revoked at any time before exercise by written notice to the Company, by submitting a substitute proxy, or by attending the meeting and voting in person. Shares represented by proxies in the form enclosed, if properly executed and returned, will be voted as specified, but when no specification is made, the shares will be voted for the election of the nominees for director named herein and for each of the other proposals described herein.

Except for the election of directors, action on a matter submitted to the shareholders will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. With respect to the election of directors, the nine nominees receiving the greatest number of votes cast for the election of directors will be elected. Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.

The cost of the solicitation of proxies will be borne by the Company. Solicitation will be primarily by mail. However, directors and officers of the Company may also solicit proxies by telephone, electronic or facsimile transmission, or personal interview but will receive no compensation therefor other than their regular salaries. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to the beneficial owners of such shares.

The principal executive offices of the Company are located at 11100 West Broad Street, P. O. Box 31800, Richmond, Virginia 23294-1800.

Security Ownership of Certain Beneficial Owners

The table below presents certain information as to the only persons known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company as of March 23, 2004. Except as otherwise noted, each of the beneficial owners listed below has sole voting and investment power with respect to the shares listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Stuart C. Siegel P. O. Box 31800 Richmond, VA 23294-1800	416,756	(1)	16.7

T. Rowe Price Associates, Inc. T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, MD 21202	300,300	(2)	12.0

Franklin Resources, Inc. and related persons One Franklin Parkway San Mateo, CA 94403 Franklin Advisory Services, LLC One Parker Plaza, 16th Floor Fort Lee, NJ 07024	260,000	(3)	10.4

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	208,200	(4)	8.3

H. Franklin Taylor, III Taylor, Taylor & Taylor, Inc. 6924 Lakeside Avenue, Suite 300 Richmond, VA 23228	205,500	(5)	8.2

Donald W. Colbert P. O. Box 31800 Richmond, VA 23294-1800	136,422	(6)	5.3

(1)	Includes 86,096 shares held in trust for the benefit of Sara E. Rose, David A. Rose and Howard L. Rose, the children of Mr. Siegel’s sister, Judith R. Becker. Stuart C. Siegel is trustee and exercises voting and investment power with respect to these shares.

(2)	These shares are owned by T. Rowe Price Small-Cap Value Fund, Inc. (which has sole voting power with respect to all of these shares), which T. Rowe Price Associates, Inc. (“Price Associates”), serves as investment advisor. Price Associates has sole investment power with respect to all of these shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of these shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of these shares. The information provided is as of December 31, 2003 and based on a Schedule 13G.

(3)	Franklin Resources, Inc. (“FRI”), through its subsidiary, Franklin Advisory Services, LLC (“Franklin”), has sole voting and investment power with respect to all of these shares. Franklin’s beneficial ownership of these shares results from its acting as an investment advisor to one or more investment companies and other managed accounts. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal shareholders of FRI and may be deemed the beneficial owner of securities held by persons and entities advised by FRI’s subsidiaries. Each of FRI, Franklin, Charles B. Johnson and Rupert H. Johnson, Jr. disclaims beneficial ownership of these shares. The information provided as of December 31, 2003 and based on a Schedule 13G.

(4)	Dimensional Fund Advisors Inc. (“Dimensional”), a registered investment advisor, is deemed to have beneficial ownership of these shares which are held by certain investment companies, trusts and other investment vehicles for which Dimensional serves as investment advisor or manager. Dimensional has sole investment and voting power with respect to all of these shares. Dimensional disclaims beneficial ownership of all such shares. The information provided is as of December 31, 2003 and based on a Schedule 13G.

(5)	H. Franklin Taylor, III, an attorney, has sole voting and investment power with respect to 101,500 of these shares and shared voting and investment power with respect to 104,000 shares held in trust for clients and employee pension plans. The information provided is as of February 9, 2004 and based on a Schedule 13D.

(6)	Includes 55,740 shares subject to options exercisable within 60 days.

Security Ownership of Management

The table below presents certain information as to the beneficial ownership of the Company’s Common Stock by (i) each director and nominee, (ii) each executive officer named in the Summary Compensation Table, and (iii) all executive officers, directors and nominees as a group, as of March 23, 2004. Except as otherwise noted, each of the persons named below has sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent Of Class
Stuart C. Siegel	416,756	(1)	16.7
Robert L. Burrus, Jr.	3,678	(2)	*
Donald W. Colbert	136,422	(3)	5.3
Stewart M. Kasen	95,514		3.8
Andrew M. Lewis	3,678	(2)(4)	*
Steven A. Markel	36,878	(2)	1.5
Karen L. Newman	0		*
Troy A. Peery, Jr.	3,678	(2)	*
Marshall B. Wishnack	3,678	(2)(5)	*
Robert E. Knowles	62,739	(6)	2.5
Robert F. Videtic	8,752	(7)	*
All directors and executive officers as a group (13 persons)	794,988	(8)	30.5

*	Less than 1% of class

(1)	See Note 1 under Security Ownership of Certain Beneficial Owners.

(2)	Includes approximately 2,678 shares held in trust until the director’s retirement from the Board of Directors pursuant to the Company’s Stock Deferral Plan for Outside Directors. The director is authorized to direct the voting of such shares but does not have investment power.

(3)	Includes 55,740 shares subject to options exercisable within 60 days.

(4)	Includes 1,000 shares owned by a trust of which Dr. Lewis and his wife are trustees and as to which Dr. Lewis may be deemed to share voting and investment power.

(5)	Includes 1,000 shares owned by a trust of which Mr. Wishnack and his wife are trustees and as to which Mr. Wishnack may be deemed to share voting and investment power.

(6)	Includes 3,500 shares owned jointly by Mr. Knowles and his wife as to which Mr. Knowles may be deemed to share voting and investment power. Also includes 26,920 shares subject to options exercisable within 60 days.

(7)	Includes 1,720 shares subject to options exercisable within 60 days.

(8)	Includes (i) 5,500 shares as to which a director or an executive officer may be deemed to share voting and investment power; (ii) 94,640 shares subject to options exercisable within 60 days; and (iii) approximately 13,389 shares held in trust pursuant to the Company’s Stock Deferral Plan for Outside Directors.

PROPOSAL NO. 1

Election of Directors

General

Nine directors are to be elected to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. The Nominating/Governance Committee of the Board of Directors recommends that the nine nominees named below, all of whom are currently serving as directors, be elected at the Annual Meeting of Shareholders. Eight of the nominees were elected at the 2003 Annual Meeting of Shareholders. Karen L. Newman was elected by the Board of Directors on March 23, 2004 to fill the vacancy created by an increase in the number of directors. Under the Company’s Bylaws each of the present directors will hold office until his or her successor has been elected at the Annual Meeting of Shareholders.

The persons named as proxies in the accompanying proxy intend to vote for the election of only the nine persons named below unless the proxy specifies otherwise. It is expected that each of these nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated) the proxies will vote the proxy for the remaining nominees and such other person as the Board of Directors may designate.

Shareholders may send communications to the Board of Directors by mailing the same addressed to the Board of Directors (or to a specific individual director or directors) in care of the Secretary of the Company, S&K Famous Brands, Inc., P. O. Box 31800, Richmond, VA 23294-1800.

Information Regarding Nominees

The following table sets forth certain information regarding each nominee.

Nominee	Age	Director Since	Principal Occupation During the Last Five Years	Present Positions and Offices with the Company
Stuart C. Siegel	61	1970	Chairman of the Board of Directors of the Company since April 2002; Chairman of the Board of Directors and Chief Executive Officer of the Company prior to April 2002	Chairman of the Board of Directors; Director

Robert L. Burrus, Jr.	69	1979	Chairman and partner in the law firm of McGuireWoods LLP, Richmond, Virginia	Director; Member, Compensation Committee; Chairman, Nominating/Governance Committee

Donald W. Colbert	54	1985	Vice Chairman and Chief Operating Officer of the Company since April 2002; President and Chief Operating Officer of the Company prior to April 2002	Vice Chairman; Chief Operating Officer; Director

Stewart M. Kasen	64	2002

President and Chief Executive Officer of the Company since April 2002; President, Schwarzschild Jewelers between September 2001 and April 2002; Private Investor between November 1999 and August 2001; Chairman, President and Chief Executive Officer of Factory Card Outlet Corp. (“FCO”) between May 1998 and October 1999

				President; Chief Executive Officer; Director

Andrew M. Lewis, Ph.D.	58	1983	Associate Professor and Chairman of Mathematics and Applied Mathematics Department, Virginia Commonwealth University (“VCU”) since 2001; Assistant Professor, VCU, prior to 2001	Director; Chairman, Compensation Committee; Member, Nominating/ Governance Committee

Steven A. Markel	55	1996	Vice Chairman of Markel Corporation, a specialty property and casualty insurer	Director; Member, Audit Committee

Karen L. Newman	54	2004	Dean, Robins School of Business, University of Richmond since May 1999	Director; Member, Nominating/ Governance Committee

Troy A. Peery, Jr.	57	1996

Private Investor since February 1999; President and Chief Operating Officer of Heilig-Meyers Company (“HMC”), a specialty retailer of home furnishings, until February 1999; HMC filed a petition in bankruptcy in August 2000

				Director; Member, Audit, Compensation and Nominating/ Governance Committees

Marshall B. Wishnack	57	1992	Retired since December 1999; Chairman and Chief Executive Officer of First Union Securities, an investment banking firm, until December 1999	Director; Chairman, Audit Committee; Member Nominating/Governance Committee

Stuart C. Siegel is also a director of Transcommunity Bankshares Incorporated.

Robert L. Burrus, Jr. is also a director of CSX Corporation and Smithfield Foods, Inc.

Stewart M. Kasen is also a director of Markel Corporation, K2, Inc., Department 56, Inc. and The Singer Companies.

Steven A. Markel is also a director of Markel Corporation.

Troy A. Peery, Jr. is also a director of Transcommunity Bankshares Incorporated.

Marshall B. Wishnack is also a director of Land America Financial Group.

Certain Relationships and Related Transactions

The Company leases a store at 5918 West Broad Street, Richmond, Virginia, totaling approximately 7,700 square feet, from Yetta Siegel-Flax pursuant to a lease which expires in 2006. Prior to January 31, 2004, the Company also leased and sublet certain adjacent premises at 6005 North Crestwood Avenue totaling approximately 14,300 square feet from Mrs. Siegel-Flax. The fiscal 2004 rent was $153,000. Yetta Siegel-Flax is the mother of Stuart C. Siegel. The Company operates the store at 5918 West Broad Street.

The Company believes that the rent and other terms provided in the above lease are fair and reasonable to the Company as a tenant, are comparable to the rental terms for similar properties in the same general locations and are as favorable to the Company as if entered into with an unaffiliated party.

Committees of the Board of Directors

The Committees of the Board of Directors of the Company consist of an Audit Committee, a Compensation Committee and a Nominating/Governance Committee. A copy of the charters for each of these committees is available on the Company’s website at www.skmenswear.com.

Messrs. Wishnack, Markel and Peery are the members of the Audit Committee. The Audit Committee’s principal responsibilities include selecting the firm of independent accountants to be retained by the Company; reviewing with the Company’s independent accountants the scope and results of their audits; reviewing with the independent accountants and management the Company’s accounting and reporting principles, policies and practices; and reviewing the adequacy of the Company’s accounting and financial controls. This Committee met three times during the fiscal year ended January 31, 2004. Except for Mr. Markel, each of the members of the Audit Committee is independent, as defined by the Nasdaq Stock Market. Mr. Markel is not independent, as defined under the Nasdaq rules, because Mr. Kasen serves on the Compensation Committee of the Board of Directors of Markel Corporation where Mr. Markel is an executive officer. The Company’s Board of Directors has determined that Mr. Markel’s continued membership on the Audit Committee is required by the best interests of the Company and its shareholders in view of the exceptional circumstances that have given rise to the issue, and taking into account the benefit to the Company of the continuity of leadership and experience that Mr. Markel can provide to the Audit Committee.

Messrs. Lewis, Burrus and Peery are the members of the Compensation Committee. The Compensation Committee has responsibility for recommending to the Board of Directors the compensation levels and benefits for directors and officers; administering the Company’s stock incentive and stock purchase loan plans; reviewing the administration of the Company’s savings/profit sharing plan; and advising the Board of Directors and management regarding general personnel policies. This Committee met three times during the fiscal year ended January 31, 2004.

Messrs. Burrus, Lewis, Peery and Wishnack are members of the Nominating/Governance Committee. The Nominating/Governance Committee was established by the Board of Directors on January 27, 2004 and has responsibility for identifying individuals qualified to become members of the Board of Directors, recommending to the Board of Directors nominees for election as directors and developing and recommending to the Board of Directors such corporate governance policies as the Committee believes appropriate. The Board of Directors has determined that each of the members of the Nominating/ Governance Committee is independent, as such term is defined by the Nasdaq Stock Market. This Committee had its first meeting in March 2004. Ms. Newman was appointed to the Committee in March 2004.

The Nominating/Governance Committee will consider director candidates recommended by shareholders. To be considered for inclusion in the slate of nominees proposed by the Board at the next annual meeting of shareholders, such recommendations should be submitted in writing to the Secretary of the Company, S&K Famous Brands, Inc., P. O. Box 31800, Richmond, Virginia 23294-1800 no later than December 10, 2004.

The shareholder should include with the recommendation such information as the shareholder deems relevant to service on the Board of Directors, such as the age, experience and skills of the candidate, as well as any other information that would be required to be disclosed in a proxy statement if the candidate were to be nominated. This information must be accompanied by the candidate’s written consent to serve on the Board of Directors if nominated and elected. Nominees for the Board of Directors are typically identified by non-management members of the Board, as was the case with Dr. Newman. Candidates are evaluated based on their background, experience, and any other factors relevant to service on the Board. The Nominating/Governance Committee does not intend to evaluate candidates recommended by shareholders any differently than other candidates.

Attendance

The Board of Directors held five meetings during the fiscal year ended January 31, 2004. All directors attended 90 percent or more of the aggregate number of meetings of the Board and committees of the Board on which they served. It is the policy of the Company that directors should attend annual meetings of shareholders. A regular meeting of the Board of Directors is scheduled in conjunction with the annual meeting and all directors attended last year’s annual meeting.

Directors’ Compensation

Each director who is not an employee of the Company is paid a yearly retainer of $3,600 and a fee of $300 for each Board meeting and for each Board committee meeting attended.

Each non-employee director also participates in the Company’s Stock Deferral Plan for Outside Directors. Under this plan, at the end of every three-month period, each director receives shares of Company Stock with a market value of $1,000. Payment of the shares is deferred for income tax purposes into a trust until the director’s retirement from the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and to provide copies of such reports to the Company. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during the fiscal year ended January 31, 2004, the Company believes that all of its officers, directors and beneficial owners of greater than 10% of its Common Stock have complied with all applicable filing requirements.

EXECUTIVE COMPENSATION

The table below summarizes certain information relating to compensation during the three fiscal years ended January 31, 2004, of the chief executive officer and four other most highly compensated executive officers of the Company.

Summary Compensation Table
Long Term Compensation
		Annual Compensation		Awards		Payouts
Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation(1) ($)

Stuart C. Siegel Chairman of the Board	2004 2003 2002	384,000 418,000 508,000	203,600 136,800 0	0 0 0	0 0 0	0 0 0	180,100 204,400 184,300

Donald W. Colbert Vice Chairman and COO	2004 2003 2002	343,000 350,000 367,000	162,000 97,100 0	0 0 0	0 0 0	0 0 0	48,300 57,400 40,500

Stewart M. Kasen President and CEO	2004 2003	350,000 256,000	158,000 109,400	0 0	0 0	0 0	400 500

Robert E. Knowles Executive VP and CFO, Secretary and Treasurer	2004 2003 2002	216,000 215,000 215,000	82,100 46,100 0	0 0 0	0 0 0	0 0 0	26,800 30,900 21,500

Robert F. Videtic Senior VP	2004 2003 2002	144,000 138,000 138,000	41,000 26,100 0	0 0 0	0 0 0	0 0 0	3,400 2,600 1,100

(1)	Includes Company contributions under the Employees’ Savings/Profit Sharing Plan, the net value of the benefit to the named executives of the portion of the premiums paid by the Company under the Split Dollar Life Insurance Plan and amounts of interest forgiven under the 1995 Stock Purchase Loan Plan. During the fiscal year ended January 31, 2004, (i) Company contributions allocated under the Employees’ Savings/Profit Sharing Plan to Messrs. Siegel, Colbert, and Knowles were $2,800 each and to Messrs. Kasen and Videtic were $400 and $2,400, respectively; (ii) the dollar values of the benefit for the period commencing February 2, 2003 and ending December 10, 2003 of premiums paid by the Company until July 31, 2002 (using an eight percent interest rate) under the Split Dollar Life Insurance Plan for Messrs. Siegel, Colbert and Knowles were $177,300, $38,400, and $20,400, respectively; and (iii) amounts of interest forgiven under the 1995 Stock Purchase Loan Plan for Messrs. Colbert, Knowles, and Videtic were $7,100, $3,600, and $1,000, respectively. Effective December 10, 2003, the Split Dollar Life Insurance Plan was terminated whereupon the Company recovered the cumulative premiums it paid under the plan and released the policies to the respective participants as the owners of the policies.

Performance Awards

In March 2003, the Compensation Committee approved a grant of approximately 324,000 Performance Awards to 20 officers of the Company under the Company’s 1999 Stock Incentive Plan. The Performance Awards will be earned dependent upon the cumulative average growth rate (“CAGR”) in the Company’s pre-tax earnings over the four-year period beginning February 2, 2003 and ending February 3, 2007. Each Performance Award, if earned, will entitle the recipient to receive one share of the Company’s Common Stock. None of the awards will be earned if the officer is not employed by the Company on February 3, 2007 or if the CAGR over the four-year period is below 10%. One-half of the Performance Awards will be earned if the Company achieves a four-year CAGR of 10% and all will be earned at a CAGR of 20% or more. If the CAGR is between 10% and 20%, the number of Performance Awards earned will be pro-rated. In the event of a change of control or a participant’s death or disability, the Performance Awards will be earned immediately, if at all, in accordance with the CAGR levels described above measured over the period beginning February 2, 2003 and ending on the date of such event. Achievement of the CAGR goals is determined on a pre-tax basis prior to any expenses related to the Performance Awards. The table below sets forth information regarding the Performance Awards granted to each of the executive officers for whom information is given in the Summary Compensation Table.

Long-Term Incentive Plans—Awards in Last Fiscal Year
	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold (#)	Representative(1) ( #)	Maximum (#)
Stuart C. Siegel	26,200	2/2/03-2/3/07	13,100	20,960	26,200
Donald W. Colbert	58,300	2/2/03-2/3/07	29,150	46,640	58,300
Stewart M. Kasen	100,000	2/2/03-2/3/07	50,000	80,000	100,000
Robert E. Knowles	35,600	2/2/03-2/3/07	17,800	28,480	35,600
Robert F. Videtic	9,500	2/2/03-2/3/07	4,750	7,600	9,500

(1)	The representative payout assumes that the CAGR for the entire four-year period will be equal to the actual percentage increase (16%) in pre-tax earnings (before expenses related to the Performance Awards) from fiscal 2003 to fiscal 2004.

Stock Options

The following table sets forth information with respect to options exercised during the fiscal year ended January 31, 2004 and the number and value of options held at the end of such fiscal year for each of the executive officers for whom information is given in the Summary Compensation Table.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values (1)
	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End	Value of Unexercised In-the-Money Options/SARs at FY-End(2) ($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Stuart C. Siegel	0	$0	0/0	0/0
Donald W. Colbert	24,000	$226,200	55,740/13,260	442,129/129,885
Stewart M. Kasen	0	$0	0/0	0/0
Robert E. Knowles	11,000	$103,700	26,920/6,680	215,983/65,463
Robert F. Videtic	6,560	$65,500	1,720/1,920	14,968/18,832

(1)	No SARs have been granted to or exercised by any employee.
(2)	Difference between fair market value and exercise price at fiscal year end.

Equity Compensation Plan Information

The following table presents information as of January 31, 2004 with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Shareholders	478,080(2)	$9.08(4)	53,762
Equity Compensation Plans Not Approved by Shareholders	12,829(3)	n/a(4)	10,549

Total	490,909	$9.08(4)	64,311

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants or rights.
(2)	Includes Performance Awards pursuant to which a maximum of 323,900 shares of Common Stock will be issued dependent upon the cumulative average growth rate in the Company’s pre-tax earnings, as described elsewhere in this proxy statement.
(3)	Includes shares relating to outstanding awards under the Stock Deferral Plan for Outside Directors. The Stock Deferral Plan for Outside Directors provides each of the Company’s outside directors, at the end of every three-month period, with shares of Company stock with a market value of $1,000. Payment of the shares is deferred for income tax purposes into a trust until the director’s retirement from the Board of Directors. The Stock Deferral Plan for Outside Directors has not been approved by the Company’s shareholders.
(4)	Performance Awards and awards made under the Stock Deferral Plan for Outside Directors are not included in the weighted average price calculation.

1995 and 2000 Stock Purchase Loan Plans

In 1995 and 2000, the Company adopted, with shareholder approval, Stock Purchase Loan Plans under which the Compensation Committee may approve loans to officers and other key management employees of the Company for the purpose of acquiring shares of the Company’s Common Stock. The plans are intended to attract and retain key employees and to provide incentives for management to achieve the Company’s current and long-term strategic goals. Pursuant to the 1995 plan, the Compensation Committee authorized and the Company made an aggregate of $1.5 million in loans in 1999 to a total of 16 officers (the “1999 Loan Program”). An aggregate of 175,812 shares of Common Stock were purchased pursuant to the 1999 Loan Program.

As required by the Sarbanes-Oxley Act of 2002, effective July 30, 2002, no new loans will be made under the stock purchase loan plans to executive officers. Existing loans to executive officers will continue in accordance with their terms in effect on July 30, 2002.

Each outstanding loan has a term of seven years but becomes due and payable up to one year following a termination of the participant’s employment. A loan may be prepaid without penalty at any time and is subject to mandatory repayments equal to a specified percentage of any net annual cash bonus paid to the participant. The loans bear interest, compounded annually, at a rate equal to the Applicable Federal Rate rounded upward to the nearest 0.25%. The interest rate, which is currently 3½% for the 1999 Loan Program, is adjusted annually for changes in the Applicable Federal Rate. Each loan is secured by a pledge to the Company of the shares of Common Stock acquired with the loan proceeds. The shares are subject to additional restrictions on transfer which lapse as to one-third of the shares on each of the second, third and fifth anniversaries of the date of the loan. These restrictions do not apply to certain transfers such as those to family members for tax or estate planning purposes.

The 1999 Loan Program allows participants to achieve forgiveness of all or a portion of the interest accruing on a loan during a fiscal year (a “Performance Period”) based on the Company’s achievement of the performance goals established by the Compensation Committee for such Performance Period. If a participant’s employment is terminated due to death or disability or a termination by the Company without cause within two years following a change of control, all interest accrued during the then current Performance Period as well as all future interest will be forgiven. A participant who retires at or after normal retirement age will be entitled to a prorated amount of any interest forgiveness otherwise achieved for such Performance Period. Otherwise, a participant must still be employed by the Company at the end of a Performance Period to be eligible for forgiveness of any interest accrued during such Performance Period.

The 1999 Loan Program also permits up to 25% of the principal amount of a participant’s loan to be forgiven dependent upon the participant’s continued employment with the Company and retention of the shares acquired with the loan proceeds. If the participant remains continuously employed by the Company through the seventh anniversary of the date of the loan, a portion of the loan principal will be forgiven equal to 25% of the original principal amount multiplied by the ratio which the number of shares retained on the seventh anniversary bears to the number of shares originally acquired. Certain types of transfers, such as those to family members for tax or estate planning purposes, will not cause a reduction in the amount of loan principal forgiven. If the participant’s employment is terminated prior to the seventh anniversary of the loan due to death or disability or a termination by the Company without cause within two years following a change of control, the participant will be entitled to principal forgiveness on the terms described above. A participant who retires at or after normal retirement age will be entitled to a prorated amount of such principal forgiveness based on the portion of the seven year period during which the participant was employed. Otherwise, a participant must still be employed on the seventh anniversary of the loan to be eligible for any forgiveness of loan principal.

The following table shows, for each participating executive officer, the aggregate number of shares of Common Stock acquired with the proceeds of loans under the plan, the maximum amount of indebtedness outstanding since February 2, 2003 and the aggregate amount of all indebtedness outstanding as of March 23, 2004.

Name	Number Of Shares Purchased	Maximum Outstanding Since Feb. 2, 2003($)	Outstanding as of March 23, 2004 ($)
Colbert Knowles Videtic Wirick	48,058 24,029 7,032 7,032	489,300 244,900 70,200 72,100	450,600 226,900 60,500 67,800

Deferred Compensation Agreements

The Company has deferred compensation agreements with each of Messrs. Siegel, Colbert and Knowles. These agreements provide for specified payments if the executive has been employed by the Company for at least 10 years. Full benefits commence on the executive’s normal retirement age (generally, age 65). If the executive terminates employment after his early retirement date (generally, age 55) but before his normal retirement date, the benefits are reduced by 5% per year for each year by which payment starts before his normal retirement date. The benefits are payable on a monthly basis for life and are guaranteed for 10 years if the executive dies. The guaranteed payments after death are payable to the executive’s beneficiary. The annual amount of the normal retirement benefits payable under the agreements for Messrs. Colbert and Knowles is $81,257 and $41,953, respectively. Mr. Siegel’s agreement provides for an annual benefit of $66,495 on the terms described above based on a normal retirement date of age 55. Mr. Siegel is also entitled to a supplemental annual benefit of $64,723, payable for 20 years commencing upon his termination of employment at or after reaching age 65. If Mr. Siegel terminates employment after age 60 but before age 65, the supplemental benefit is reduced by 5% per year for each year by which payment commences before age 65. No supplemental benefit was payable if Mr. Siegel terminated employment before age 60. In certain cases, the present value of the benefits under the foregoing agreements (calculated using an 8% discount rate) may be paid to the executive, or following the executive’s death to his beneficiary, in a lump sum or other manner.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed of three non-management directors of the Company, sets executive compensation levels and establishes and administers short-term and long-term incentive programs. The Committee believes that the most effective executive compensation program provides incentives to achieve both current and longer-term strategic goals of the Company, with the ultimate objective of enhancing shareholder value. The Company’s compensation package for its executive officers consists of base salary, annual performance-based bonuses, stock option grants, performance awards and incentives provided pursuant to the Company’s 1995 Stock Purchase Loan Plan.

Each year, the Committee reviews proposals submitted by the Chief Executive Officer with respect to executives’ (other than the Chief Executive Officer’s) annual salary, performance goals and bonuses for the following year as well as achievements for the prior year, performance targets under the stock purchase loan plan, performance targets with respect to performance awards and stock option grants. In evaluating these proposals, the Committee considers (1) the individual executive officer’s performance and level of contribution, including evaluations by the Chief Executive Officer with respect to other executive officers, (2) the Company’s performance during the last fiscal year in relation to its financial goals, and (3) whether the proposals are consistent with the Committee’s policies on executive compensation.

The Committee believes that a significant portion of an executive’s total compensation should be subject to Company and individual performance criteria. Base salary amounts are generally set at the levels believed by the Committee to be necessary to attract and retain qualified individuals when considered along with the performance based components of the Company’s compensation package. In view of the above and management’s desire to tie a larger portion of the officer’s overall compensation to performance measures, the Committee determined that the base salary for one executive officer should be increased by 3% and that the base salaries of the other executive officers should remain the same for fiscal 2004.

The Company’s annual bonus plan provides incentives to achieve current strategic goals of the Company and to maximize individual performance. At the beginning of each year, the Committee sets threshold, target and maximum bonus amounts for each executive officer. Consistent with the Company’s compensation philosophy, these potential bonus amounts are set at a significant percentage of the executive officer’s salary for such year, typically between 14% and 75%. For fiscal 2004, the Committee raised the average potential threshold, target and maximum bonus percentages for executive officers to 22%, 45% and 67%, respectively. For fiscal 2003, the average potential threshold, target, and maximum bonus percentages were 18%, 37% and 61%. The determination of the amount of the bonus, if any, to be paid is made after the end of the year by the Committee based on the degree to which the Company has achieved the performance goals established by the Committee, measured primarily by earnings per share and partially by return on equity for senior executive officers for fiscal 2004. For other executive officers, the officer’s individual performance and level of contribution during the previous year are also considered. If the minimum, target or maximum goals are met, the executive officer may receive the threshold, target or maximum bonus amount respectively, depending on the Committee’s evaluation of the executive’s individual performance. Similarly, if the Company’s actual performance for a year falls between any of these goals, the executive officer may receive a prorated portion of the next highest bonus amount. In some cases, the Committee may adjust the bonus percentages and performance targets during the fiscal year on a prospective basis. The Company’s return on equity and earnings per share for fiscal 2004 were between the minimum and target goals resulting in bonus payouts at the appropriate percentages to executive officers. In addition to the awards paid under the annual bonus plan, the Committee approved bonuses to Mr. Siegel, Mr. Colbert and Mr. Knowles in the amounts of $30,000, $7,000 and $4,000 respectively, due to the teamwork, confidence and diligence displayed by these members of the executive team following a change in the executive officers.

Grants of incentive awards to the Company’s executive officers under the 1999 Stock Incentive Plan provide incentives to achieve the Company’s long-term performance objectives. The Committee determines whether a grant will be made to an executive officer, and if so in what amount, based primarily on the Committee’s subjective evaluation of the executive officer’s potential contribution to the Company’s future success, the level of incentive already provided by the number and terms of the executive officer’s existing incentive awards and the market price of the Company’s Common Stock. Grants under the 1999 Stock Incentive Plan may be made in the form of stock options, restricted stock, stock appreciation rights or performance awards.

In March 2003, approximately 324,000 performance awards were granted under the 1999 Stock Incentive Plan to 20 officers, with 229,600 of such awards being made to executive officers. The performance awards will be earned dependent on the Company attaining certain levels of annual compound pre-tax earnings growth (“CAGR”) for the four-year period beginning February 2, 2003 and ending February 3, 2007. Achievement of the CAGR goals is determined on a pre-tax basis prior to any expenses in connection with the performance awards. Each earned performance award will be paid in common stock.

None of the performance awards will be earned if, after the four-year period the officer is no longer employed or if CAGR is below 10%. Half of the performance awards will be earned if, after the four-year period, the Company achieves four-year CAGR of 10% and all will be earned at 20% or higher CAGR. Should the four-year CAGR be between 10% or 20%, the performance awards will be earned on a prorated basis.

The Committee believes that the long-term incentive provided by the performance awards will help continue to retain key employees and better align shareholder and employee interests than the previous practice of granting stock options. The Committee also believes that the potential long-term benefits to the Company from these awards will be realized over the entire four-year performance period and will offset annual ratable accounting charges, which are disproportionate to earnings in the early years of the program.

Under the stock purchase loan plan, an aggregate of $1.5 million in loans were made by the Company in 1999 to the executive officers and other key management employees to acquire an aggregate of 175,812 shares (the “1999 Loan Program”). The 1999 Loan Program allows participants to achieve forgiveness of all or a portion of the interest on the loans based upon the Company’s achievement of performance goals established by the Committee. Due to passage of the Sarbanes-Oxley Act of 2002, new loans under the Stock Purchase Loan Plan will not be available to any executive officers.

For the loan program, minimum, target and maximum earnings per share goals were established which could result in forgiveness of 25%, 50% or 100%, respectively, of the loan interest accruing during fiscal 2004, with the amount being forgiven prorated for performance that fell between any of the goals. The performance criterion and the targets for fiscal 2004 were the same as those established for purposes of the Company’s annual bonus plan. The Company’s performance was between the minimum and target goals and the appropriate amount of the loan interest accruing in fiscal 2004 was forgiven. The loan program also permits up to 25% of the principal amount of a participant’s loan to be forgiven dependent upon the participant’s continued employment with the Company and based on the amount of stock acquired under the program which the participant has retained. A more detailed description of the loan program appears elsewhere in the Proxy Statement. The Committee believes that the program, by encouraging management’s acquisition and retention of the Company’s Common Stock and by tying interest forgiveness to Company performance, provides incentive for management to achieve both the Company’s long-term performance objectives and its current strategic goals.

The Company has maintained split dollar life insurance arrangements with Messrs. Siegel, Colbert and Knowles. Due to the Sarbanes-Oxley Act of 2002 and new IRS positions on split dollar life insurance, the Company and Messrs. Siegel, Colbert and Knowles terminated the split-dollar arrangements in fiscal 2004 with the approval of the Committee. As a result, the Company received full repayment of its prior premium payments under the arrangements and the Company released its collateral assignments on the insurance policies which were owned by the executives. The Committee is considering appropriate alternative benefits for the executives in light of the termination of the split dollar life insurance arrangements.

Mr. Siegel has continued as the Company’s Chairman and provides assistance to senior management. For his continued services with the Company, the Committee determined that for fiscal 2004 Mr. Siegel should continue to receive a base salary of $384,400 and his potential bonus would be set at threshold, target and maximum amounts of 25%, 50% and 75%, respectively of his base salary. The Company’s return on equity and earnings per share for fiscal 2004 were between the minimum and target goals so that a 45% bonus was paid to Mr. Siegel under the annual bonus program. Mr. Siegel was awarded 26,200 performance awards by the Committee. The payout, if any, will be determined in February 2007 and based upon the Company meeting certain four year CAGR levels as described above. Mr. Siegel did not borrow under the 1999 Loan Program and therefore was not eligible for any principal or interest forgiveness under the program.

As a founder of the Company, the Committee believes Mr. Siegel continues to add valuable insight and experience in managing the Company and remains an integral and highly valued member of the management team. However, it is the Committee’s intent that as Mr. Siegel’s day-to-day responsibilities decrease over the coming years the salary and bonus paid to him from the Company will decline relative to other members of senior management.

The Committee determined the compensation for Mr. Kasen, the Company’s President and Chief Executive Officer, for fiscal 2004 in a manner consistent with the guidelines and policies described above for senior executive officers. The Committee set Mr. Kasen’s annual salary at $350,000 with annual bonus targets at 25%, 50% and 75% of base salary for meeting the threshold, target and maximum goals described above. The Company’s return on equity and earnings per share for fiscal 2004 were between the minimum and target goals so that a 45% bonus was paid to Mr. Kasen under the annual bonus program. Mr. Kasen was awarded 100,000 performance awards by the Committee. The payout, if any, will be determined in February 2007 and based upon the Company meeting certain four year CAGR levels as described above. Mr. Kasen does not participate in the 1999 Loan Program.

Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) imposes a $1,000,000 individual limit on the amount of compensation that will be deductible by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance-based compensation that meets certain requirements will not be subject to the deduction limit. The Committee, with the assistance of the Company’s legal counsel, has reviewed the impact of Section 162(m) on the Company and believed it was unlikely that the compensation paid to any executive officer during fiscal 2004 would exceed the limit. The Committee will continue to monitor the impact of the Section 162(m) limit and to assess alternatives for avoiding loss of tax deductions in future years to the extent that the alternatives would be consistent with the Committee’s compensation philosophy and in the best interests of the Company. Messrs. Lewis and Perry have been appointed as a subcommittee to act on matters where qualification of compensation as performance-based is appropriate.

Compensation Committee

Andrew M. Lewis, Chairman

Robert L. Burrus, Jr.

Troy A. Peery, Jr.

Compensation Committee Interlocks and Insider Participation

Mr. Burrus, a member of the Compensation Committee, is Chairman and a partner in the law firm of McGuireWoods LLP, which has served as counsel to the Company on a regular basis since 1979.

The Company’s Chief Executive Officer, Mr. Kasen, serves on the Compensation Committee of the Board of Directors of Markel Corporation. Mr. Markel, a member of the Company’s Board of Directors, is Vice Chairman of Markel Corporation.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter (attached as Exhibit A) adopted by the Board of Directors, and annually reassessed and updated, as needed, in accordance with applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes. The Audit Committee also selects the Company’s independent auditors.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements with both management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required of auditors to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”). The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and the Audit Committee discussed with the independent auditors their independence.

Based on the review and discussions described in this report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 for filing with the Securities and Exchange Commission.

The members of the Audit Committee are not accountants or auditors and rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America or that the audit of the Company’s financial statements by PricewaterhouseCoopers LLP has been carried out in accordance with generally accepted auditing standards.

The Audit Committee also pre-approves all audit services and permitted non-audit services to be performed by the independent auditors.

Audit Committee

Marshall B. Wishnack, Chairman

Steven A. Markel

Troy A. Peery, Jr.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Company’s Common Stock with the cumulative total return of companies in the Nasdaq Market Value Index for U. S. companies and the Nasdaq Retail Trade Index for the period of five years commenced on January 30, 1999, and ended on January 31, 2004.

Media General Financial Services supplied the data for the Company and the Nasdaq Market Value Index. Center for Research in Security Prices (CRSP) supplied the data for the Nasdaq Retail Trade Index.

PROPOSAL 2

Proposal to Re-approve Certain Components

of the 1999 Stock Incentive Plan

In 1999, the Board of Directors of the Company adopted and the shareholders of the Company approved the S&K Famous Brands, Inc. 1999 Stock Incentive Plan (the “1999 Plan”). The Company is resubmitting for shareholder approval those portions of the 1999 Plan that apply to performance awards and restricted stock awards, including without limitation the eligibility criteria, the performance criteria, the limitation on the number of shares of Common Stock that may be allocated to awards granted to any one participant in any one year and the limitation on the amount of cash payable under the 1999 Plan to any one participant in any one year. Such approval will serve to continue for a period of five additional years the qualification of performance awards and certain restricted stock awards granted under the 1999 Plan for the performance-based compensation exception to the limitations on deductibility under Section 162(m) of the Code.

The 1999 Plan is intended to provide a means for selected key employees of the Company to increase their personal financial interest in the Company, thereby stimulating the efforts of these employees and strengthening their desire to remain with the Company

The principal features of the 1999 Plan are summarized below. The summary is qualified by reference to the complete text of the 1999 Plan, which is attached to this Proxy Statement as Exhibit B.

Administration of the Plan; Eligibility

The 1999 Plan is administered by the Compensation Committee of the Board of Directors. The Committee has the power and complete discretion to select eligible employees to receive incentive awards and to determine the type of award and its terms and conditions. All present and future employees of the Company whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company are eligible to receive incentive awards under the 1999 Plan. The Company estimates that it has approximately 300 such employees (6 of whom are executive officers).

Amount of Stock Available for Incentive Awards

The 1999 Plan reserved 300,000 of the Company’s Common Shares for issuance pursuant to incentive awards made under the 1999 Plan. In addition, shares subject to outstanding options under the 1991 Stock Option Plan that expire or otherwise terminate unexercised, may be subjected to an incentive award and issued under the 1999 Plan. Shares allocable to options granted under the 1999 Plan that expire or otherwise terminate unexercised may again be subjected to an incentive award under the 1999 Plan. For purposes of determining the number of shares that are available for incentive awards under the 1999 Plan, such number will include the number of shares surrendered by an employee to the Company in payment for shares upon exercise of an option or in payment of federal and state income tax withholding liabilities with respect to an incentive award. No more than 100,000 shares of Common Stock may be allocated to the incentive awards granted to any one participant in any one year. Adjustments will be made in the number and kind of shares issuable under the 1999 Plan in the event of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation or other change in the Company’s capital stock. The Common Stock is traded on the Nasdaq Stock Market. On April 7, 2004, the closing sale price was $17.89.

Stock Options

Options to purchase Common Stock granted to employees under the 1999 Plan may be “incentive stock options” or nonstatutory stock options. Incentive stock options qualify for favorable income tax treatment under Section 422 of the Internal Revenue Code (the “Code”), while nonstatutory stock options do not. The exercise price of an option will be at least 100% of the fair market value of the Common Stock on the date that the option is granted by the Committee. The Committee may, in its discretion, provide in an option agreement that an eligible employee who exercises an option by delivering already owned shares of Common Stock will be granted a new option equal in amount to the number of shares delivered to exercise the option. In such cases, the new option will expire on the same date as provided in the underlying option, will have an exercise price equal to 100% of the fair market value of the Common Stock on the date the new option is granted and will be subject to the same restrictions on exercisability imposed on the underlying option unless the Committee specifies different limitations.

Options may only be exercised at such times as may be specified by the Committee, provided, however, that an incentive stock option may not be exercised after the first to occur of (i) ten years from the date on which the incentive stock option was granted, (ii) three months following the optionee’s retirement or termination of employment with the Company for reasons other than death or disability, or (iii) one year from the optionee’s termination of employment on account of death or disability. The value of incentive stock options, based on the exercise price, that can be exercisable for the first time by an individual employee in any calendar year under the 1999 Plan or any other similar plan maintained by the Company is limited to $100,000.

If the terms of the option or the Committee so provide, an optionee exercising an option may pay the purchase price in cash; by delivering or causing to be withheld from the option shares, shares of Common Stock; by delivering a promissory note; or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price.

Performance Awards

Performance awards are subject to the achievement of pre-established performance goals and will be administered to comply with the requirements of Section 162(m). Performance goals will relate to objective and quantifiable performance criteria consisting of one or more of the following measures of Company performance: asset growth; net worth; debt to equity ratio; earnings per share (before or after income taxes and other adjustments); revenues; operating income; operations cash flow; net income, before or after taxes; and return on total capital, equity, revenue or assets. The Committee will set target and maximum amounts payable under each performance award. The employee receives the appropriate payments at the end of the performance period if the performance goals (and other terms and conditions of the award) are met. Performance awards may be payable in cash, Common Stock or both. An employee receiving a performance award payable in Common Stock will have no rights as a shareholder until the shares are issued under the terms of the award. The aggregate maximum cash amount payable under the 1999 Plan to any employee in any year cannot exceed $2,000,000. Any performance award must be made prior to the 90th day of the period for which the performance award relates and prior to the completion of 25% of such period.

Performance Stock Awards

The Committee may grant performance stock awards entitling an employee to receive Common Stock upon achievement of performance objectives established by the Committee. An employee receiving a performance stock award will have no rights as a shareholder until the Committee has certified that the performance objectives have been met and the Common Stock is issued. The Committee may at any time, in its discretion, remove or revise any or all performance objectives for an award of performance stock.

Restricted Stock Awards

Upon receipt of an award of restricted stock, the employee will have all of the rights of a shareholder with respect to such stock, including the right to vote and to receive dividends, except that the employee will not be able to sell or transfer the restricted stock until the restrictions stated in the award agreement have lapsed or been removed under the terms of the 1999 Plan. The restricted stock is forfeited if the restrictions have not lapsed or been removed by the time specified in or determined under the award. The Committee will establish as to each award of restricted stock the terms and conditions (which may include the achievement of performance goals) upon which such restrictions will lapse. The Committee may at any time, in its discretion, accelerate the time at which any or all of the restrictions will lapse or remove any or all such restrictions, except with respect to performance goals if the award is intended to comply with Section 162(m).

Change of Control

The Committee may, in its discretion, provide that stock options will become fully exercisable and the restrictions on restricted stock will lapse upon a change of control, notwithstanding other conditions contained in the award. For purposes of the 1999 Plan, a “change of control” occurs (i) when a person (or group of persons acting in concert) acquires 20% or more of the Common Shares, (ii) when there is a change in the composition of a majority of the Board of Directors when compared with those who are currently serving and any new members whose nomination or election is approved by a majority of the current Board or (iii) upon consummation of a reorganization, merger or consolidation or other transaction which results in the shareholders of the Company prior to such transaction owning less than 50% of the corporation resulting from the transaction. Exceptions are made to the first change of control definition when (i) the acquirer obtains its shares directly from the Company, (ii) the acquirer is the Company, a Company subsidiary or a Company employee benefit plan or (iii) the acquirer is a corporation and immediately after such acquisition the persons who were formerly the shareholders of the Company own more than 50% of the acquiring corporation in substantially the same proportion as they previously held shares in the Company.

Transferability of Awards

Incentive awards, except incentive stock options, will be transferable to the extent specifically provided in the incentive award. Incentive stock options will not be transferable except by will or by the laws of descent and distribution.

Modification of Plan and Awards

The Company’s Board of Directors can amend or terminate the 1999 Plan, except that only shareholders can approve amendments that would (i) increase the number of shares of Company Stock that are reserved and available for issuance under the 1999 Plan; (ii) materially change or impact which employees are eligible to participate in the 1999 Plan; or (iii) materially change the benefits that eligible employees may receive under the 1999 Plan. However, the Company’s Board of Directors can amend the 1999 Plan as necessary and without shareholder approval to ensure that the 1999 Plan continues to comply with Section 162(m) of the Code and Rule 16b-3 under the Securities Exchange Act of 1934.

The Committee has the power to amend the terms of outstanding incentive awards so long as the terms as amended are consistent with the terms of the 1999 Plan and provided that the consent of the employee is obtained with respect to any amendment that would be detrimental to the employee, except that such consent is not required if the amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code.

Federal Income Tax Consequences

A participant generally will not incur federal income tax when he is granted an incentive award.

Upon receipt of performance stock, lapse of restrictions on restricted stock, or payment under a performance award, a participant will recognize ordinary income equal to the fair market value of the Common Stock on that date or the amount of cash received. Upon exercise of a nonstatutory stock option, a participant generally will recognize ordinary income equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. The Committee has authority under the 1999 Plan to include provisions allowing an employee to elect to deliver already owned Common Stock or have a portion of the Common Stock subject to the incentive award withheld to cover his tax liabilities. When a participant exercises an incentive stock option, he generally will not recognize income, unless he disposes of the Common Stock within certain time periods. The exercise of an incentive stock option may result in a preference item that is subject to the alternative minimum tax.

The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary income in connection therewith as described above. In some cases, such as the exercise of a nonstatutory option, the Company’s deduction is contingent upon the Company meeting withholding tax requirements. Generally no deduction is allowed in connection with an incentive stock option, unless the employee disposes of the Common Stock received upon exercise in violation of certain holding period requirements. Moreover, there can be circumstances where the Company may not be entitled to a deduction for certain transfers of Common Stock or cash payments to a participant upon the exercise of an incentive award that has been accelerated as a result of a “change of control.”

The Board of Directors recommends a vote FOR the re-approval of certain components of the S&K Famous Brands, Inc. 1999 Stock Incentive Plan and proxies solicited by the Board of Directors will be so voted unless shareholders specify a different choice.

PROPOSAL NO. 3

Ratification of Selection of Accountants

The Audit Committee of the Board of Directors has approved the selection of PricewaterhouseCoopers LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending January 29, 2005. This selection is being presented to the shareholders for their ratification at the Annual Meeting of Shareholders. The firm of PricewaterhouseCoopers LLP is considered well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for audit services (audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements included in its Forms 10-Q) for fiscal 2004 and fiscal 2003 were $96,600 and $87,100, respectively.

Audit-Related Fees. The aggregate fees billed by PricewaterhouseCoopers LLP in fiscal 2004 and fiscal 2003 for audit-related services not otherwise reported in the preceding paragraph (employee benefit plan audits and assistance with a state tax matter) were $4,200 and $5,500, respectively.

Tax Fees. The aggregate fees billed by PricewaterhouseCoopers LLP in fiscal 2004 and fiscal 2003 for tax-related services in connection with review of income tax returns were $5,500 and $5,000, respectively.

All Other Fees. There were no other fees billed by PricewaterhouseCoopers LLP in fiscal 2004 or fiscal 2003 for any other services. None of the services provided by PricewaterhouseCoopers LLP consisted of financial information systems design or implementation services.

The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending January 29, 2005, and proxies solicited by the Board of Directors will be so voted unless shareholders specify a different choice. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of independent public accountants.

OTHER MATTERS

The Board of Directors knows of no other matters which are likely to be brought before the meeting; however, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgments on such matters.

SHAREHOLDER PROPOSALS FOR

2005 MEETING

Proposals of shareholders intended to be included in the Proxy Statement for the 2005 annual meeting must be received by the Company at its principal executive offices no later than December 13, 2004. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

With respect to shareholder proposals not included in the Company’s proxy statement for the 2005 annual meeting, the persons named in the Board of Directors’ proxy for such meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934 including with respect to proposals received by the Company after February 26, 2005.

By Order of the Board of Directors,

Robert E. Knowles

Secretary

April 12, 2004

EXHIBIT A

S&K FAMOUS BRANDS, INC.

Audit Committee Charter

As Amended on March 23, 2004

The Audit Committee’s primary functions are to represent and assist the Board of Directors in the general oversight of the Corporation’s accounting and financial reporting processes, audits of the financial statements, and internal control and audit functions. The Committee reports to the full Board of Directors on all matters within the Committee’s responsibilities.

The Committee shall be composed of at least three directors determined by the Board of Directors to meet the independence and financial literacy requirements of The NASDAQ Stock Market, Inc. (“NASDAQ”) and applicable federal law. In addition, at least one member of the Committee shall be an “audit committee financial expert,” as such term is defined by the Securities and Exchange Commission (“SEC”). The Board of Directors shall interpret these requirements and determine the qualifications of Committee members in its business judgment. The Committee shall review and reassess the adequacy of its charter annually. The Committee shall cause to be provided to NASDAQ such appropriate written confirmation concerning these matters as NASDAQ may from time to time require.

The independent auditors shall ultimately be accountable to the Committee on all matters pertaining to their engagement and shall report directly to the Committee as the Board’s representative. The Committee shall encourage open communication among the Committee, independent auditors and management regarding matters within the Committee’s responsibilities. The Committee shall establish a calendar incorporating regular reporting items which it requires from the independent auditors and management during the fiscal year.

In carrying out its responsibilities:

1.	The Committee, as the Board of Directors’ representative, has the authority and responsibility to evaluate, appoint, compensate, retain, replace and oversee the work of the independent auditors and any other registered public accounting firm that is engaged for the purpose of issuing an audit report or performing other audit, review or attest services to the Corporation. The Committee shall require the independent auditors to submit periodically a formal written statement delineating all relationships between the independent auditors and the Corporation, including audit and non-audit assignments and the fees and any other compensation paid to the independent auditors therefor. The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditors, and for taking appropriate action in response to the independent auditors’ report to satisfy itself of their independence. Any engagement of the independent auditors to provide audit or non-audit services, as well as the engagement of any other accountants to provide audit services, must be approved in advance by the Committee or entered into pursuant to pre-approval procedures established by the Committee and satisfying applicable SEC requirements.

2.	With respect to each fiscal year, the Committee will meet with the independent auditors and the Corporation’s senior management to review the scope and methodology of the proposed audits for such fiscal year. The independent auditors shall provide regular reports to the Committee during the year on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached.

3.	Management and the independent auditors shall review with the Committee the Corporation’s annual financial statements and drafts of the Corporation’s Annual Report on Form 10-K. Periodically during the year, the independent auditors shall review with the Committee their assessment as to the adequacy of the Corporation’s structure of internal controls over financial accounting and reporting, and their qualitative judgments as to accounting principles employed and related disclosures by the Corporation and the conclusions expressed in the Corporation’s financial reports. The independent auditors shall review with the Committee significant judgments

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made by management in the preparation of the financial statements. Based on such reviews and related discussions, the Committee will make a recommendation to the Board of Directors concerning whether the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

4.	Management and the independent auditors shall review quarterly with the Committee prior to filing with the Securities and Exchange Commission drafts of the Corporation’s Quarterly Reports on Form 10-Q. Quarterly, the independent auditors shall provide to the Committee a review letter as contemplated by Statement on Auditing Standards No. 100.

5.	The independent auditors and management shall identify to the Committee significant business, financial or legal issues which may significantly impact the Corporation’s financial statements and internal control systems. At least annually, management shall report to the Committee as to all significant litigation, threatened litigation or potential litigation in which the Corporation and its subsidiaries are or may be engaged, as well as the anticipated or potential impact of such litigation, threatened litigation or potential litigation on the Corporation.

6.	The independent auditors shall identify to the Committee any audit problems or difficulties, including any areas of disagreement with management, in the preparation of financial statements.

7.	As needed, management will report as soon as possible to the Committee any material violations of laws and governmental regulation.

8.	Both the senior management and the independent auditors shall report as soon as possible to the Committee any material weaknesses in internal control systems.

9.	The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

10.	The Committee shall hold at least four meetings each fiscal year. The Chairperson of the Committee has authority to call Committee meetings, to preside at such meetings and to make assignments to Committee members.

11.	At every meeting of the Committee where the independent auditors are present, the independent auditors shall for at least a portion of such meeting meet with the Committee without members of management present.

12.	Senior management shall report all proposed related party transactions to the Committee, and the Committee shall be responsible for the approval, review and oversight contemplated by NASDAQ with respect to any such reported transactions.

13.	The Corporation shall provide the Committee such support, including payment of ordinary administrative expenses and access to and use of the Corporation’s records, physical properties, management, staff, independent auditors, attorneys and consultants, as the Committee deems necessary to discharge its responsibilities.

14.	The Committee shall have the authority to engage independent legal, accounting and other advisors, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve related fees and retention terms for such advisors.

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EXHIBIT B

S&K FAMOUS BRANDS, INC.

1999 STOCK INCENTIVE PLAN

1.	Purpose. The purpose of this S&K Famous Brands, Inc. 1999 Stock Incentive Plan is to further the long term stability and financial success of S&K Famous Brands, Inc. by attracting and retaining key employees through the use of cash and stock incentives. It is believed that ownership of Company Stock and the use of cash incentives will stimulate the efforts of those employees upon whose judgment and interests the Employers are and will be largely dependent for the successful conduct of its business. It is also believed that Incentive Awards granted to such employees under this Plan will strengthen their desire to remain employed with the Employers and will further the identification of those employees’ interests with those of the S&K Famous Brands, Inc. shareholders. The Plan is intended to operate in compliance with the provisions of Securities and Exchange Commission Rule 16b-3.

2.	Definitions. As used in the Plan, the following terms have the meanings indicated:

(a)	“Act” means the Securities Exchange Act of 1934, as amended.

(b)	“Affiliate” means another corporation in which the Company owns stock possessing at least 50 percent of the combined voting power of all classes of stock.

(c)	“Applicable Withholding Taxes” means the aggregate amount of federal, state and local income and payroll taxes that is the minimum amount that an Employer is required to withhold in connection with any Performance Award, any lapse of restrictions on Restricted Stock, any grant of Performance Stock, or any exercise of a Nonstatutory Stock Option.

(d)	“Board” means the Board of Directors of S&K Famous Brands, Inc.

(e)	“Change of Control” means the occurrence of any of the following events:

(i)	The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

(ii)	Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act); or

(iii)	Consummation of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation Committee of the Board, provided that, if any member of the Compensation Committee does not qualify as both an outside director for purposes of Code section 162(m) and a non-employee director for purposes of Rule 16b-3, the remaining members of the committee (but not be less than two members) shall be constituted as a subcommittee of the Compensation Committee to act as the Committee for purposes of the Plan.

(h)	“Company” means S&K Famous Brands, Inc.

(i)	“Company Stock” means common stock, $0.50 par value, of the Company. In the event of a change in the capital structure of the Company (as provided in Section 14), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

(j)	“Date of Grant” means the date on which an Incentive Award is granted by the Committee.

(k)	“Disability” or “Disabled” means, as to an Incentive Stock Option, a Disability within the meaning of Code section 22(e)(3). As to all other Incentive Awards, the Committee shall determine whether a Disability exists and such determination shall be conclusive.

(l)	“Employer” means the Company, and each Affiliate that employs one or more Participants.

(m)	“Fair Market Value” means, as of the last day preceding the Date of Grant on which Company Stock is traded, the closing trading price of a share of Company Stock, as reported in The Wall Street Journal.

(n)	“Incentive Award” means, collectively, an award of Restricted Stock, Performance Stock, or an Option under the Plan.

(o)	“Incentive Stock Option” means an Option intended to meet the requirements of, and qualify for favorable federal income tax treatment under, Code section 422.

(p)	“Mature Shares” means shares of Company Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

(q)	“Nonstatutory Stock Option” means an Option that does not meet the requirements of Code section 422, or, even if meeting the requirements of Code section 422, is not intended to be an Incentive Stock Option and is so designated.

(r)	“Option” means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.

(s)	“Participant” means any employee of the Company or an Affiliate who receives an Incentive Award under the Plan.

(t)	“Performance Award” means an Incentive Award made pursuant to Section 8.

(u)	“Performance Criteria” means any of the following areas of performance of the Company, or any Affiliate: asset growth; combined net worth; debt to equity ratio; earnings per share (before or after income taxes and other adjustments); revenues; operating income; operating cash flow; net income, before or after taxes; or return on total capital, equity, revenue or assets.

(v)	“Performance Goal” means an objectively determinable performance goal established by the Committee with respect to a given Performance Award or grant of Restricted Stock that relates to one or more Performance Criteria.

(w)	“Performance Stock” means Company Stock awarded when performance goals are achieved pursuant to an award as provided in Section 10.

(x)	“Reload Feature” means a feature of an Option described in a Participant’s stock option agreement that requires the Committee to grant a Reload Option in accordance with the provisions described in Section 6(d).

(y)	“Reload Option” means an Option granted to a Participant equal to the number of shares of already owned Company Stock delivered by the Participant to exercise an Option described in Section 6(d).

(z)	“Restricted Stock” means Company Stock awarded upon the terms and subject to the restrictions set forth in Section 8.

(aa)	“Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Act. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan’s adoption.

3.	General. The following types of Incentive Awards may be granted under the Plan: Incentive Stock Options, Nonstatutory Stock Options, Performance Awards, Restricted Stock, or Performance Stock.

4.	Stock. Subject to Section 14 of the Plan, there shall be reserved for issuance under the Plan an aggregate of Three Hundred Thousand (300,000) shares of Company Stock, which shall be authorized, but unissued shares. In addition, One Hundred Thousand Five Hundred Ninety Eight (100,598) shares that have not been issued and any shares allocable to options or portions thereof that expire or otherwise terminate unexercised after the effective date of the Plan under the S&K Famous Brands, Inc. 1991 Stock Option Plan may be subjected to an Incentive Award under this Plan. Shares allocable to Options or portions thereof granted under the Plan that expire or otherwise terminate unexercised may again be subjected to an Incentive Award under the Plan. No more than one hundred thousand (100,000) shares may be allocated to the Incentive Awards, including the maximum amounts payable under a Performance Award, that are granted to any Participant during any single taxable year of the Company.

5.	Eligibility.

(a)	All present and future employees of the Company or an Affiliate (whether now existing or hereafter created or acquired) whom the Committee determines to have contributed or who can be expected to contribute significantly to the Company or an Affiliate shall be eligible to receive Incentive Awards under the Plan. The Committee shall have the power and complete discretion, as provided in Section 15, to select eligible employees to receive Incentive Awards and to determine for each employee the nature of the award and the terms and conditions of each Incentive Award.

(b)	The grant of an Incentive Award shall not obligate an Employer to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.

6.	Stock Options.

(a)	The Committee may make grants of Options to Participants. Whenever the Committee deems it appropriate to grant Options, a stock option agreement shall be given to the Participant stating the number of shares for which

Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, and the conditions to which the grant and exercise of the Options are subject.

(b)	The exercise price of shares of Company Stock covered by an Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant.

(c)	Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant’s stock option agreement; provided that, the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:

(i)	No Incentive Stock Option may be exercised after the first to occur of (x) ten years from the Date of Grant, (y) three months following the date of the Participant’s retirement or termination of employment with all Employers for reasons other than Disability or death, or (z) one year following the date of the Participant’s termination of employment on account of Disability or death.

(ii)	An Incentive Stock Option by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which Incentive Stock Options are exercisable for the first time during the calendar year does not exceed $100,000 (the “Limitation Amount”). Incentive Stock Options granted under the Plan and all other plans of any Employer shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.

(d)	If a Participant exercises an Option that has a Reload Feature by delivering already owned shares of Company Stock in payment of the exercise price, the Committee shall grant to the employee a Reload Option. The Committee shall grant the Reload Option in the same manner as set forth in paragraph 6(a). The Reload Option shall be subject to the following restrictions: (i) the exercise price of shares of Company Stock covered by a Reload Option shall be 100% of the Fair Market Value of such shares on the Date of Grant of the Reload Option; (ii) the Reload Option shall be subject to the same restrictions on exercisability imposed on the underlying Option (possessing the Reload Feature) delivered unless the Committee specifies different limitations; and (iii) the Reload Option shall expire on the same date as provided in the underlying Option.

(e)	The Committee may, in its discretion, grant Options that by their terms become fully exercisable upon a Change of Control, notwithstanding other conditions on exercisability in the stock option agreement.

7.	Method of Exercise of Options.

(a)	Options may be exercised by the Participant giving written notice of the exercise to the Employer, stating the number of shares the Participant has elected to purchase under the Option. The notice shall be effective only if accompanied by the exercise price in full in cash; provided, however, that if the terms of an Option so permit or under rules adopted by the Committee, the Participant may (i) deliver Mature Shares (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price, (ii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Employer, from the sale or loan proceeds with respect to the sale of Company Stock or a loan secured by Company Stock, the amount necessary to pay the exercise price and, if required by the terms of the Option, Applicable Withholding Taxes, or (iii) deliver an interest bearing promissory note, payable to the Company, in payment of all or part of the exercise price together with such collateral as may be required by the Committee at the time of exercise. The interest rate under any such promissory note shall be established by the Committee and shall be at least equal to the minimum interest rate required at the time to avoid imputed interest under the Code.

(b)	The Company may place on any certificate representing Company Stock issued upon the exercise of an Option any legend deemed desirable by the Company’s counsel to comply with federal or state securities laws, and the Company may require a customary written indication of the Participant’s investment intent. Until the Participant has made any required payment, including any Applicable Withholding Taxes, and has had issued a certificate for the shares of Company Stock acquired, he or she shall possess no shareholder rights with respect to the shares.

(c)	Each Participant shall agree, as a condition of the exercise of an Option, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued upon the exercise of an Option.

(d)	As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Option agreement or rules adopted by the Committee so provide, the Participant may elect to (i) deliver Mature Shares or (ii) have the Employer retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes.

8.	Performance Awards.

(a)	Each Performance Award shall be evidenced by an agreement (an “Award Agreement”) setting forth the Performance Goals for the award, including the Performance Criteria, the target and maximum amounts payable and such other terms and conditions as are applicable to the Performance Award. Each Performance Award shall be awarded and administered to comply with the requirements of Code section 162(m). The aggregate maximum cash amount payable under the Plan to any Participant in any Plan Year shall not exceed Two Million Dollars ($2,000,000). In the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

(b)	The Committee shall establish the Performance Goals for Performance Awards to Participants. The Committee shall determine the extent to which any Performance Criteria shall be used and weighted in determining Performance Awards. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Performance Award to Performance Award and Plan Year to Plan Year. The Committee may increase, but not decrease, any Performance Goal during a Plan Year.

(c)	The Committee shall establish for each Performance Award the amount of cash or Company Stock payable at specified levels of performance, based on the Performance Goal for each Performance Criteria. Any Performance Award shall be made not later than 90 days after the start of the period for which the Performance Award relates and shall be made prior to the completion of 25% of such period. All determinations regarding the achievement of any Performance Goals will be made by the Committee. The Committee may not increase during a Plan Year the amount of cash or Common Stock that would otherwise be payable upon achievement of the Performance Goal or Goals but may reduce or eliminate the payments as provided in a Performance Award.

(d)	The actual payments to a Participant under a Performance Award will be calculated by applying the achievement of a Performance Criteria to the Performance Goal as established in the Award Agreement. All calculations of actual payments shall be made by the Committee and the Committee shall certify in writing the extent, if any, to which the Performance Goals have been met.

(e)	Performance Awards will be paid in cash, Company Stock or both, at such time or times as are provided in the Award Agreement. The Committee may provide in the Award Agreement that the Participant may make a prior election to defer the payment under a Performance Award subject to such terms and conditions as the Committee may determine.

(f)	Nothing contained in the Plan will be deemed in any way to limit or restrict any Employer or either Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(g)	A Participant who receives a Performance Award payable in Company Stock shall have no rights as a shareholder until the Company Stock is issued pursuant to the terms of the Performance Award. The Company Stock may be issued without cash consideration.

(h)	A Participant’s interest in a Performance Award may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

(i)	Whenever payments under a Performance Award are to be made in cash, the Employer will withhold therefrom an amount sufficient to satisfy any Applicable Withholding Taxes. Each Participant shall agree as a condition of receiving a Performance Award payable in the form of Company Stock, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to such Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the Award Agreement or rules adopted by the Committee so provide, the Participant may elect to (i) deliver Mature Shares or (ii) have the Employer retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes.

9.	Restricted Stock Awards.

(a)	The Committee may make grants of Restricted Stock to Participants. Whenever the Committee deems it appropriate to grant Restricted Stock, an award agreement shall be given to the Participant stating the number of shares of Restricted Stock granted and the terms and conditions to which the Restricted Stock is subject. Restricted Stock may be awarded by the Committee in its discretion without cash consideration.

(b)	No shares of Restricted Stock may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of until the restrictions on such shares as set forth in the Participant’s award agreement have lapsed or been removed pursuant to paragraph (d) or (e) below.

(c)	Upon an award of Restricted Stock, the Participant shall, subject to the restrictions set forth in paragraph (b) above, have all the rights of a shareholder with respect to such shares of Restricted Stock, including, but not limited to, the right to vote such shares of Restricted Stock and the right to receive all dividends and other distributions paid thereon. Certificates representing Restricted Stock shall bear a legend referring to the restrictions set forth in the Plan and the Participant’s award agreement.

(d)	The Committee shall establish as to each award of Restricted Stock the terms and conditions upon which the restrictions set forth in paragraph (b) above shall lapse. The terms and conditions may include the achievement of a Performance Goal that shall be governed by the provisions of Section 8 to the extent that the award is intended to comply with the requirements of Code section 162(m). Such terms and conditions may also include, without limitation, the lapsing of such restrictions as a result of the Disability, death or retirement of the Participant or the occurrence of a Change of Control.

(e)	Notwithstanding the provisions of paragraph (b) above, the Committee may at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any and all such restrictions, subject to the restrictions of Section 8 as to any Performance Goal if the award is intended to comply with the requirements of Code section 162(m).

(f)	Each Participant shall agree at the time his or her Restricted Stock is granted, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate free of a legend reflecting the restrictions set forth in paragraph (b) above shall be issued to such Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the grant or rules adopted by the Committee so provide, the Participant may elect to (i) deliver Mature Shares or (ii) have the Employer retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes.

10.	Performance Stock Awards.

(a)	The Committee may make grants of Performance Stock to Participants. Whenever the Committee deems it appropriate to grant Performance Stock, an award agreement shall be given to the Participant stating the number of shares of Performance Stock granted and the terms and conditions to which the Performance Stock is subject.

(b)	Performance Stock may be issued pursuant to the Plan from time to time by the Committee when performance criteria established by the Committee have been achieved and certified by the Committee.

(c)	Whenever the Committee deems it appropriate, the Committee may establish a performance criteria for an award of Performance Stock and notify Participants of their receipt of an award of Performance Stock. More than one award of Performance Stock may be established by the Committee for a Participant and the awards may operate concurrently or for varied periods of time. Performance Stock will be issued only subject to the award and the

Plan and consistent with meeting the goal or goals set by the Committee in the award. A Participant shall have no rights as a shareholder until the Committee has certified that the performance objectives of the Performance Stock award have been met and the Performance Stock is issued. Performance Stock may be issued without cash consideration.

(d)	A Participant’s interest in a Performance Stock award may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered.

(e)	The Committee may at any time, in its sole discretion, remove or revise any and all performance criteria for an award of Performance Stock.

(f)	Each Participant shall agree at the time of receiving an award of Performance Stock, and as a condition thereof, to pay to the Employer, or make arrangements satisfactory to the Employer regarding the payment to the Employer of, Applicable Withholding Taxes. Until such amount has been paid or arrangements satisfactory to the Employer have been made, no stock certificate shall be issued to such Participant. As an alternative to making a cash payment to the Employer to satisfy Applicable Withholding Taxes, if the grant or rules adopted by the Committee so provide, the Participant may elect to (i) deliver Mature Shares or (ii) have the Employer retain that number of shares of Company Stock that would satisfy all or a specified portion of the Applicable Withholding Taxes.

11.	Nontransferability of Awards. Incentive Awards, except Incentive Stock Options, shall be transferable to the extent specifically provided in the Incentive Award. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant.

12.	Effective Date of the Plan. The effective date of the Plan is May 1, 1999. The Plan shall be submitted to the shareholders of the Company for approval. Until (i) the Plan has been approved by the Company’s shareholders, and (ii) the requirements of any applicable Federal or State securities laws have been met, no Restricted Stock or Performance Stock shall be awarded that is not contingent on these events and no Option granted shall be exercisable.

13.	Termination, Modification, Change.

(a)	If not sooner terminated by the Board, this Plan shall terminate at the close of business on April 30, 2009. No Incentive Awards shall be made under the Plan after its termination.

(b)	The Board may amend or terminate the Plan in such respects as it shall deem advisable; provided that, no change shall be made that increases the total number of shares of Company Stock reserved for issuance pursuant to Incentive Awards granted under the Plan (except pursuant to Section 14), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Incentive Awards with respect to Participants as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Incentive Stock Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding two sentences or Section 13(c), a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Incentive Award previously granted to him or her.

(c)	Notwithstanding the prior provisions of this Section 13, this section (c) will apply if the Company is involved in any prospective merger or similar transaction that the Company intends to treat as a “pooling of interest” for financial reporting purposes. In this case, the Committee may amend the terms of any Incentive Award or of the Plan to the extent that the Committee determines, based on advice of the Company’s independent accountants, that such terms without amendment would preclude the use of “pooling of interest” accounting.

14.	Change in Capital Structure.

(a)	In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company’s capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Options then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.

(b)	If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company’s outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company’s assets, the Committee may take such actions with respect to outstanding Incentive Awards as the Committee deems appropriate.

(c)	Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee’s determination shall be conclusive and binding on all persons for all purposes.

15.	Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have general authority to impose any limitation or condition upon an Incentive Award the Committee deem appropriate to achieve the objectives of the Incentive Award and the Plan and, without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

(a)	The Committee shall have the power and complete discretion to determine (i) which eligible employees shall receive Incentive Awards and the nature of each Incentive Award, (ii) the terms and conditions of any Performance Award, (iii) the number of shares of Company Stock to be covered by each Incentive Award, (iv) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (v) the time or times when an Incentive Award shall be granted, (vi) whether an Incentive Award shall become vested over a period of time and when it shall be fully vested, (vii) when Options may be exercised, (viii) whether a Disability exists, (ix) the manner in which payment will be made upon the exercise of Options, (x) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options is permitted, (xi) whether to authorize a Participant (A) to use Mature Shares to satisfy Applicable Withholding Taxes or (B) to have the Employer withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option the number of shares necessary to satisfy Applicable Withholding Taxes, (xii) the terms and conditions applicable to Restricted Stock awards, (xiii) the terms and conditions on which restrictions upon Restricted Stock shall lapse, (xiv) whether to accelerate the time at which any or all restrictions with respect to Restricted Stock will lapse or be removed, (xv) the terms and conditions applicable to Performance Stock awards, (xvi) notice provisions relating to the sale of Company Stock acquired under the Plan, and (xvii) any additional requirements relating to Incentive Awards that the Committee deems appropriate. The Committee shall have the power to amend the terms of previously granted Incentive Awards that were granted by the Committee so long as the terms as amended are consistent with the terms of the Plan and provided that the consent of the Participant is obtained with respect to any amendment that would be detrimental to him or her, except that such consent will not be required as provided in Section 13(c) or if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Incentive Award.

(b)	The Committee may adopt rules and regulations for carrying out the Plan with respect to Participants. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive as to any Participant. The Committee may consult with counsel, who may be counsel to the Employer, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c)	A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

16.	Notice. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to an Employer—at the principal business address of the Company to the attention of the Treasurer; (b) if to any Participant—at the last address of the Participant known to the sender at the time the notice or other communication is sent.

17.	Interpretation. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury or his or her delegate relating to the qualification of Incentive Stock Options under the Code. If any provision of the Plan conflicts with any such regulation or ruling, then that provision of the Plan shall be void and of no effect. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.

S & K FAMOUS BRANDS, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints Robert E. Knowles and Lawrence A. Pleasants, and each of them with full power of substitution to each, proxies (and if the undersigned is a proxy, substitute proxies) and attorneys to represent the undersigned at the Annual Meeting of Shareholders of S & K Famous Brands, Inc., to be held at the Hilton Garden Inn Richmond Innsbrook Hotel located at 4050 Cox Road, Glen Allen, Virginia, at 10:00 a.m., E.D.T., on May 20, 2004, and at any and all adjournments thereof, and to vote as designated herein, all of the Common Shares of S & K Famous Brands, Inc., par value $.50 per share, held of record by the undersigned on April 7, 2004, as fully as the undersigned could do if personally present.

1. ELECTION OF DIRECTORS

FOR ALL NOMINEES LISTED BELOW WITHHOLD AUTHORITY

(except as marked to the contrary) (to vote for all nominees listed below)

(Instruction: To withhold authority to vote for any individual, strike a line through the nominee’s name in the list provided below.)

S. Siegel, R. Burrus, D. Colbert, S. Kasen, A. Lewis, S. Markel, K. Newman, T. Peery, M. Wishnack

2. PROPOSAL TO RE-APPROVE CERTAIN COMPONENTS OF THE S&K Famous Brands, Inc. 1999 Stock Incentive Plan.

FOR AGAINST ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF PricewaterhouseCoopers LLP as the independent accountants of the Company.

FOR AGAINST ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

Receipt of the Secretary’s Notice of and the related Proxy Statement for the Annual Meeting of Shareholders to be held on May 20, 2004, is hereby acknowledged.

Please sign exactly as name appears below. When shares are held by two or more persons as joint tenants, any of such persons may sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated             , 2004

             Shareholder’s Signature

Shareholder’s Signature if held jointly

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.